Exhibit 99.01

www.epelectric.com

News Release
For Immediate Release
Date: November 1, 2018

El Paso Electric Announces Third Quarter 2018 Financial Results

Overview

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For the third quarter of 2018, El Paso Electric Company ("EE" or the "Company") reported net income of $73.3 million, or $1.80 basic and $1.79 diluted earnings per share. In the third quarter of 2017, EE reported net income of $59.7 million, or $1.47 basic and diluted earnings per share.

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For the nine months ended September 30, 2018, EE reported net income of $99.6 million, or $2.45 basic and $2.44 diluted earnings per share. Net income for the nine months ended September 30, 2017, was $91.8 million, or $2.26 basic and diluted earnings per share.

"Our earnings were higher in the third quarter of 2018 compared to the third quarter of 2017, driven primarily by continued favorable weather conditions, customer growth, federal income tax rate reduction, and market gains in our nuclear decommissioning trust fund," said Mary Kipp, President and Chief Executive Officer of El Paso Electric Company. "However, these positive drivers were partially offset by increased operating costs to meet our region's expanding energy needs."

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

Earnings Summary
The table and explanations below present the major factors affecting third quarter and nine months ended September 30, 2018, net income relative to third quarter and nine months ended September 30, 2017, net income, respectively (in thousands except Basic EPS data):

	Quarter Ended			Nine Months Ended
	Pre-Tax Effect	After-Tax Effect	Basic EPS	Pre-Tax Effect	After-Tax Effect	Basic EPS
September 30, 2017		$59,684	$1.47		$91,761	$2.26
Changes in:
Effective tax rate, other	—	10,561	0.26	—	17,021	0.42
Investment and interest income, NDT	7,401	5,863	0.15	892	758	0.02
Retail non-fuel base revenues	5,738	4,534	0.11	8,300	6,557	0.16
O&M at fossil-fuel generating plants	(2,921)	(2,308)	(0.06)	(4,241)	(3,350)	(0.08)
Transmission and distribution O&M	(2,201)	(1,739)	(0.04)	(3,081)	(2,434)	(0.06)
Depreciation and amortization	(1,604)	(1,267)	(0.03)	(4,947)	(3,908)	(0.10)
Administrative and general expense	(1,315)	(1,039)	(0.03)	(2,574)	(2,033)	(0.05)
Palo Verde performance rewards, net	—	—	—	(5,005)	(3,954)	(0.10)
Other		(1,018)	(0.03)		(818)	(0.02)
September 30, 2018		$73,271	$1.80		$99,600	$2.45
Third Quarter 2018
Income for the quarter ended September 30, 2018, when compared to the quarter ended September 30, 2017, was positively affected by (presented on a pre-tax basis):

•
Decreased effective tax rate, other primarily due to the federal legislation commonly referred to as the Tax Cuts and Jobs Act of 2017 (the "TCJA") that reduced the federal income tax rate from 35% to 21%, excluding the tax impact of other items in the table above, partially offset by a reduction in state tax reserves in 2017 due to the settlement of Texas state income tax audits.

•
Increased investment and interest income in the Company's Palo Verde nuclear decommissioning trust funds ("NDT") primarily due to an increase in realized and unrealized net gains on securities held in the NDT. Beginning on January 1, 2018, the Company adopted ASU 2016-01, Financial Instruments, and began recording unrealized gains and losses on equity securities held in the NDT directly in earnings. Refer to "Impact of New Accounting Standards and Use of Non-GAAP Financial Measures" for further details.

•
Increased retail non-fuel base revenues, excluding the impact of rate changes, primarily due to (i) increased revenues from residential customers of $7.9 million caused by a 7.3% increase in kWh sales driven by favorable weather and a 1.7% increase in the average number of residential customers served compared to the three months ended September 30, 2017, (ii) increased revenues from small commercial and industrial customers of $2.4 million caused by a 3.7% increase in kWh sales driven by favorable weather and a 1.6% increase in the average number of small commercial and industrial customers served compared to the three months ended September 30, 2017, and (iii) increased revenues from sales to public authorities customers of $0.9 million caused by a 1.7% increase in kWh sales driven by favorable weather compared to the three months ended September 30, 2017. Cooling degree days increased 11.1% in the three months ended September 30, 2018, when compared to the three months ended September

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

30, 2017. Cooling degree days for the three months ended September 30, 2018, were 7.0% above the 10-year average. In addition, rate changes include the refunds in 2018 of approximately $10.8 million to customers for the reduction in the federal corporate income tax rate due to the TCJA. The reduction in rates due to the TCJA was offset by non-fuel base rate increases of approximately $5.6 million approved by the Public Utility Commission of Texas (the "PUCT") in its final order in the Company's 2017 Texas retail rate case in Docket No. 46831 (the "2017 PUCT Final Order"). Refer to "Regulatory Matters" for further details. Non-fuel base revenues and kilowatt-hour ("kWh") sales for the three months ended September 30, 2018, are provided by customer class on page 14 of this news release.
Income for the quarter ended September 30, 2018, when compared to the quarter ended September 30, 2017, was negatively affected by (presented on a pre-tax basis):

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Increased operations and maintenance ("O&M") expenses related to the Company's fossil-fuel generating plants primarily due to maintenance and outage costs related to Newman Power Station ("Newman") Unit 2, and maintenance costs at Montana Power Station ("MPS").

•	Increased transmission and distribution O&M expenses primarily due to increases in payroll costs and subcontractor expenses related to vegetation management.

•	Increased depreciation and amortization primarily due to increased plant balances.

•	Increased administrative and general ("A&G") expense primarily due to the timing of the accrual of employee incentive compensation.

First Nine Months of 2018
Income for the nine months ended September 30, 2018, when compared to the nine months ended September 30, 2017, was positively affected by (presented on a pre-tax basis):

•
Decreased effective tax rate, other primarily due to the TCJA that reduced the federal income tax rate from 35% to 21%, excluding the tax impact of other items in the table above partially offset by a reduction in state tax reserves in 2017 due to the settlement of Texas state income tax audits.

•
Increased retail non-fuel base revenues, excluding the impact of rate changes, primarily due to (i) increased revenues from residential customers of $15.1 million caused by a 6.4% increase in kWh sales driven by favorable weather and a 1.6% increase in the average number of residential customers served compared to the nine months ended September 30, 2017, and (ii) increased revenues from small commercial and industrial customers of $3.5 million caused by a 1.9% increase in kWh sales driven by favorable weather and a 1.1% increase in the average number of small commercial and industrial customers served compared to the nine months ended September 30, 2017. Cooling degree days increased 12.8% in the nine months ended September 30, 2018, when compared to the nine months ended September 30, 2017. Cooling degree days in the nine months ended September 30, 2018 were 12.6% above the 10-year average. In addition, rate changes include the refunds in 2018 of approximately $22.6 million to customers for the reduction in the federal corporate income tax rate due to the TCJA. The reduction in rates due to the TCJA was offset by non-fuel base rate increases of approximately $12.5 million approved by the PUCT in the 2017 PUCT Final Order. Refer to "Regulatory Matters" for further details. Non-fuel base revenues and kilowatt-hour ("kWh") sales for the nine months ended September 30, 2018 are provided by customer class on page 16 of this news release.

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Increased investment and interest income, NDT primarily due to an increase in realized and unrealized net gains on securities held in the NDT. Beginning on January 1, 2018, the Company adopted ASU 2016-01, Financial Instruments, and began recording unrealized gains and losses on equity securities held in the NDT directly in earnings. Refer to "Impact of New Accounting Standards and Use of Non-GAAP Financial Measures" for further details.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

Income for the nine months ended September 30, 2018, when compared to the nine months ended September 30, 2017, was negatively affected by (presented on a pre-tax basis):

•
Palo Verde performance rewards of $5.0 million, associated with the 2013 to 2015 performance periods, net of disallowed fuel and purchased power costs related to the resolution of the Texas fuel reconciliation proceeding designated as PUCT Docket No. 46308 for the period from April 2013 through March 2016, were recorded in June 2017, with no comparable amount in the nine months ended September 30, 2018.

•	Increased depreciation and amortization primarily due to increased plant balances.

•	Increased O&M expenses related to the Company's fossil-fuel generating plants primarily due to outage costs at Rio Grande Power Station Unit 8 in 2018.

•	Increased transmission and distribution O&M primarily due to increases in payroll costs and subcontractor expenses related to vegetation management.

•
Increased A&G expense primarily due to (i) changes in actuarial assumptions used to calculate expenses for retirement benefit plans, (ii) the timing of the accrual of employee incentive compensation, and (iii) an adjustment in estimated Four Corners pension and benefit costs recorded in 2017. These increases were partially offset by decreases in costs for medical claims and other employee benefits.

Regulatory Matters
Texas Regulatory Matters
On December 18, 2017, the PUCT issued the 2017 PUCT Final Order for the Company's rate case in Docket No. 46831. New base rates, including additional surcharges associated with rate case expenses and the relate back of rates to consumption on and after July 18, 2017 through December 31, 2017, were implemented in January 2018.
Following the enactment of the TCJA on December 22, 2017, and in compliance with the 2017 PUCT Final Order, on March 1, 2018, the Company filed with the PUCT and each of its municipalities a proposed refund tariff designed to reduce base charges for Texas customers equivalent to the expected annual decrease of $22.7 million in federal income tax expense resulting from the tax law changes. This filing was assigned PUCT Docket No. 48124. On March 27, 2018, the PUCT approved the Company's proposed refund tariff on an interim basis, subject to refund or surcharge, for customer billing effective April 1, 2018. Each of the Company's municipalities also implemented the Company's proposed tax credits on an interim basis effective April 1, 2018. The refund will be reflected in rates over a period of a year and will be updated annually until new base rates are implemented pursuant to the Company's next rate case filing. No party requested a hearing in the case before the PUCT by the deadline of April 16, 2018, and on April 18, 2018, the PUCT Staff filed its final recommendation supporting approval of the Company's application. The Company filed an agreed proposed order for final approval on behalf of all parties except the City of El Paso on April 30, 2018, and on May 31, 2018, the City of El Paso filed a notice with the PUCT stating that the City Council had authorized agreement with the proposed order. The refund tariff case is pending with the refund tariff subject to a final order from the PUCT.
New Mexico Regulatory Matters
The Company is required to file its next New Mexico rate case no later than July 31, 2019. On January 24, 2018, the New Mexico Public Regulation Commission (the "NMPRC") initiated a proceeding in Case No. 18-00016-UT into the impact of the TCJA on New Mexico regulated utilities. On April 4, 2018, the NMPRC issued an order requiring the Company to file a proposed interim rate rider to adjust the Company’s New Mexico base revenues in amounts equivalent to the Company’s reduced income tax expense for New Mexico customers resulting from the TCJA, to be implemented on or before May 1, 2018. On April 16, 2018, after consultation with the New Mexico Attorney General pursuant to the NMPRC order, the Company filed an interim rate rider with a proposed effective date of May 1, 2018. The annualized credits expected to be refunded to New Mexico

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

customers approximate $4.9 million. The Company implemented the interim rate rider in customer bills beginning May 1, 2018, pursuant to the NMPRC order.
Impact of New Accounting Standards and Use of Non-GAAP Financial Measures
Effective January 1, 2018, the Company adopted:
(i) ASU 2014-09, Revenue from Contracts with Customers, using the modified retrospective approach which had no cumulative effect adjustment to retained earnings. As required by the standard, revenues of $5.9 million related to reimbursed costs of energy efficiency programs approved by the Company's regulators are reported in operating revenues from customers for the nine months ended September 30, 2018. Related expenses of an equal amount are reported in operations and maintenance expenses.
(ii) ASU 2017-07, Compensation - Retirement Benefits, retrospectively for the income statement presentation of the service cost component as part of operating income and the other components of net benefit costs outside of any subtotal of operating income for each period presented. The Company reclassified $6.2 million to "Operations and maintenance" in the Company’s Statement of Operations for the nine months ended September 30, 2017 by increasing (i) "Investment and interest income, net" by $15.8 million, (ii) "Miscellaneous non-operating income" by $8.5 million, (iii) "Miscellaneous non-operating deductions" by $6.3 million, and (iv) "Other interest" by $11.8 million. As a result of the reclassifications, "Operations and maintenance" increased to $8.1 million in service cost from the $1.9 million in net periodic benefit cost previously reported.
(iii) ASU 2016-01, Financial Instruments - Recognition and Measurement of Financial Assets and Financial Liabilities. Upon adoption of this new standard, the Company recorded, as of January 1, 2018, a cumulative effect adjustment to retained earnings of $41.0 million, net of tax, for the unrealized gains (losses) related to equity securities held in the NDT. As required by ASU 2016-01, changes in the fair value of equity securities are now recognized in the Company's Statements of Operations. The adoption of the new standard added the potential for significant volatility to the Company's reported results of operations as changes in the fair value of equity securities may occur. Furthermore, the equity investments included in the NDT are significant and are expected to increase significantly during the remaining life (estimated to be 27 to 30 years) of Palo Verde. Accordingly, the Company has provided the following non-GAAP financial measures, which reconcile GAAP net income to non-GAAP adjusted net income and GAAP basic earnings per share to non-GAAP adjusted basic earnings per share, to exclude the impact of changes in fair value of equity securities and realized gains (losses) from the sale of both equity and fixed income securities.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

	Three Months Ended
	September 30,
	2018	2017
	(In thousands except for per share data)
Net income (GAAP)	$73,271	$59,684
Adjusting items before income tax effects
Unrealized gains, net	(6,528)	—
Realized gains, net	(2,562)	(1,765)
Total adjustments before income tax effects	(9,090)	(1,765)
Income taxes on above adjustments	1,818	353
Adjusting items, net of income taxes	(7,272)	(1,412)
Adjusted net income (non-GAAP)	$65,999	$58,272

Basic earnings per share (GAAP)	$1.80	$1.47
Adjusted basic earnings per share (non-GAAP)	$1.62	$1.44

	Nine Months Ended
	September 30,
	2018	2017
	(In thousands except for per share data)
Net income (GAAP)	$99,600	$91,761
Adjusting items before income tax effects
Unrealized gains, net	(3,730)	—
Realized gains, net	(5,953)	(9,122)
Total adjustments before income tax effects	(9,683)	(9,122)
Income taxes on above adjustments	1,937	1,824
Adjusting items, net of income taxes	(7,746)	(7,298)
Adjusted net income (non-GAAP)	$91,854	$84,463

Basic earnings per share (GAAP)	$2.45	$2.26
Adjusted basic earnings per share (non-GAAP)	$2.26	$2.08
Adjusted net income and adjusted basic earnings per share are not measures of financial performance under generally accepted accounting principles ("GAAP") and should not be considered as an alternative to net income and earnings per share, respectively. Furthermore, the Company's presentation of any non-GAAP financial measure may not be comparable to similarly titled measures used by other companies. The Company believes adjusted net income and adjusted basic earnings per share are useful financial measures for investors and analysts in understanding the Company's core operating performance because each measure removes the effects of variances reported in the Company's results of operations that are not indicative of fundamental changes in the earnings capacity of the Company.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

Capital and Liquidity
We continue to maintain a strong capital structure in which common stock equity represented 46.0% of our capitalization (common stock equity, long-term debt, current maturities of long-term debt and short-term borrowings under the Revolving Credit Facility (the "RCF")) as of September 30, 2018. At September 30, 2018, we had a balance of $16.0 million in cash and cash equivalents. Based on current projections, we believe that we will have adequate liquidity through our current cash balances, cash from operations, available borrowings under the RCF, and debt or equity issuances in the capital markets to meet all of our anticipated cash requirements over the next twelve months.
Cash flows from operations for the nine months ended September 30, 2018, were $221.5 million, compared to $218.7 million for the nine months ended September 30, 2017. A component of cash flows from operations is the change in net over-collection and under-collection of fuel revenues. The difference between fuel revenues collected and fuel expense incurred is deferred to be either refunded (over-recoveries) or surcharged (under-recoveries) to customers in the future. During the nine months ended September 30, 2018, we had fuel over-recoveries of $3.7 million compared to over-recoveries of fuel costs of $13.9 million during the nine months ended September 30, 2017. At September 30, 2018, we had a net fuel over-recovery balance of $9.9 million, including over-recoveries of $6.9 million in Texas, $2.9 million in New Mexico, and $0.1 million in FERC jurisdictions. On October 15, 2018, we filed a request with the PUCT to decrease our Texas fixed fuel factor by approximately 6.99% to reflect decreased fuel expenses primarily related to a decrease in the price of natural gas used to generate power. On October 25, 2018, the Company's fixed fuel factor was approved on an interim basis effective for the first billing cycle of the November 2018 billing month. Once the final approval is received by the PUCT, the Texas fixed fuel factor will continue thereafter until changed by the PUCT.
During the nine months ended September 30, 2018, our primary capital requirements were for the construction and purchase of electric utility plant, payment of common stock dividends and purchases of nuclear fuel. Capital expenditures for new electric utility plant were $171.4 million in the nine months ended September 30, 2018, compared to $148.4 million in the nine months ended September 30, 2017. Capital expenditures for 2018 are expected to be approximately $266 million. Capital requirements for purchases of nuclear fuel were $28.8 million in the nine months ended September 30, 2018, compared to $31.6 million in the nine months ended September 30, 2017.
On September 28, 2018, we paid a quarterly cash dividend of $0.36 per share, or $14.6 million, to shareholders of record as of the close of business on September 14, 2018. We paid a total of $42.9 million in cash dividends during the nine months ended September 30, 2018. At the current dividend rate, we expect to pay cash dividends of approximately $57.6 million during 2018.
Our cash requirements for federal and state income taxes vary from year to year based on taxable income, which is influenced by the timing of revenues and expenses recognized for income tax purposes. The following summary describes the major impacts of the TCJA on our liquidity. We continue to evaluate the TCJA and have made assumptions based on information currently available.
The TCJA discontinued bonus depreciation for regulated utilities which reduced tax deductions previously available to us for 2018 and 2019. The decrease in tax deductions results in the utilization of our net operating loss carryforwards (“NOL carryforwards”) approximately two years earlier than previously anticipated and is expected to result in higher income tax payments beginning in 2019, after the full utilization of NOL carryforwards.  However, due to the lower federal corporate income tax rate enacted by the TCJA, our future federal corporate income tax payments will be made at the reduced rate of 21% beginning in 2018.  Due to NOL carryforwards, minimal tax payments are expected for 2018, which are mostly related to state income taxes.
The effect of the TCJA on our rates is beneficial to our customers. Following the enactment of the TCJA and the reduction of the federal corporate income tax rate, revenues collected from our customers in 2018 are reduced

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

in an amount that approximates the savings in tax expense. This reduction in revenues is expected to negatively impact our cash flows by approximately $27 million to $29 million during 2018.
We received approval from the NMPRC on October 7, 2015, to guarantee the issuance of up to $65.0 million of long-term debt by the Rio Grande Resources Trust (the "RGRT") to finance future purchases of nuclear fuel and to refinance existing nuclear fuel debt obligations. We received additional approval from the NMPRC on October 4, 2017, to amend and extend the RCF, issue up to $350.0 million in long-term debt and to redeem and refinance the $63.5 million 2009 Series A 7.25% Pollution Control Bonds and the $37.1 million 2009 Series B 7.25% Pollution Control Bonds, which are subject to optional redemption in 2019. The NMPRC approval to issue up to $350.0 million in long-term debt supersedes its prior approval. We requested similar approval from the FERC on September 1, 2017, and received approval on October 31, 2017. The FERC approval also included permission to guarantee the issuance of up to $65.0 million of long-term debt by the RGRT and to continue to utilize our existing RCF with the ability to amend and extend the RCF at a future date. The authorization approved by the FERC is effective from November 15, 2017 through November 14, 2019, and supersedes its prior approvals. Under these authorizations, on June 28, 2018, the Company issued $125 million in aggregate principal amount of 4.22% Senior Notes due August 15, 2028, and guaranteed the issuance by the RGRT of $65 million in aggregate principal amount of 4.07% Senior Guaranteed Notes due August 15, 2025. The net proceeds from the sale of these senior notes were used to repay outstanding short-term borrowings under the RCF. Also under these authorizations, on September 13, 2018, the Company and RGRT entered into a third amended and restated credit agreement where we have available a $350.0 million RCF with a term ending on September 13, 2023. We may increase the RCF by up to $50.0 million (to a total of $400.0 million) during the term of the RCF, upon the satisfaction of certain conditions more fully set forth in the agreement, including obtaining commitments from lenders or third party financial institutions. In addition, we may extend the maturity date of the RCF up to two times, in each case for an additional one-year period upon the satisfaction of certain conditions.
We maintain the RCF for working capital and general corporate purposes and financing of nuclear fuel through the RGRT. The RGRT, the trust through which we finance our portion of nuclear fuel for Palo Verde, is consolidated in our financial statements. The total amount borrowed for nuclear fuel by the RGRT, excluding debt issuance costs, was $129.4 million at September 30, 2018, of which $19.4 million had been borrowed under the RCF, and $110.0 million was borrowed through the issuance of senior notes. Borrowings by the RGRT for nuclear fuel, excluding debt issuance costs, were $135.9 million as of September 30, 2017, of which $90.9 million had been borrowed under the RCF and $45.0 million was borrowed through the issuance of senior notes. Interest costs on borrowings to finance nuclear fuel are accumulated by the RGRT and charged to us as fuel is consumed and recovered through fuel recovery charges. At September 30, 2018, no borrowings were outstanding under the RCF for working capital and general corporate purposes. At September 30, 2017, $77.0 million was outstanding under the RCF for working capital and general corporate purposes. Total aggregate borrowings under the RCF at September 30, 2018, were $19.4 million with an additional $330.5 million available to borrow.
2018 Earnings Guidance
We are adjusting and narrowing our GAAP earnings guidance for 2018 to $2.25 to $2.50 per basic share from the previous range of $2.25 to $2.55 per basic share. The guidance assumes normal operations and considers significant variables that may impact earnings, such as weather, expenses, capital expenditures, nuclear decommissioning trust gains/losses and the impact of the TCJA. The mid-point of the guidance range assumes 10-year average weather (cooling and heating degree days) for the remainder of the year. The GAAP guidance range includes $2.0 million or $0.05 per share to $6.0 million or $0.15 per share, after-tax, of unrealized gains (losses) on equity securities and realized gains (losses) from the sale of both equity and fixed income securities from the Palo Verde decommissioning trust funds. After removing the unrealized and realized gains (losses) of $0.05 to $0.15 per share our non-GAAP earnings guidance range is $2.20 to $2.35 per basic share from the previous range of $2.05 to $2.30 per basic share.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

Conference Call
A conference call to discuss third quarter 2018 financial results is scheduled for 11:30 A.M. Eastern Time, on November 1, 2018. The dial-in number is 877-260-1479 with a conference ID number of 9280686. The international dial-in number is 334-323-0522. The conference leader will be Lisa Budtke, Director-Treasury Services and Investor Relations. A replay will run through November 15, 2018 with a dial-in number of 888-203-1112 and a conference ID number of 9280686. The conference call and presentation slides will be webcast live on the Company's website found at http://www.epelectric.com. A replay of the webcast will be available shortly after the call.

Safe Harbor

This news release includes statements that are forward-looking statements made pursuant to the safe harbor provisions of the Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding 2018 earnings guidance (including the anticipated impact of ASU 2016-01); statements regarding the impact of the TCJA; statements regarding current regulatory filings and anticipated regulatory filings; statements regarding expected capital expenditures; statements regarding expected dividends; and statements regarding the adequacy of our liquidity to meet cash requirements. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those expressed in forward-looking statements is contained in EE's most recently filed periodic reports and in other filings made by EE with the U.S. Securities and Exchange Commission (the "SEC"), and include, but is not limited to: (i) the impact of the TCJA and other U.S. tax reform legislation; (ii) increased prices for fuel and purchased power and the possibility that regulators may not permit EE to pass through all such increased costs to customers or to recover previously incurred fuel costs in rates; (iii) full and timely recovery of capital investments and operating costs through rates in Texas and New Mexico; (iv) uncertainties and instability in the general economy and the resulting impact on EE's sales and profitability; (v) changes in customers' demand for electricity as a result of energy efficiency initiatives and emerging competing services and technologies, including distributed generation; (vi) unanticipated increased costs associated with scheduled and unscheduled outages of generating plant; (vii) unanticipated maintenance, repair, or replacement costs for generation, transmission, or distribution facilities and the recovery of proceeds from insurance policies providing coverage for such costs; (viii) the size of our construction program and our ability to complete construction on budget and on time; (ix) potential delays in our construction schedule due to legal challenges or other reasons; (x) costs at Palo Verde; (xi) deregulation and competition in the electric utility industry; (xii) possible increased costs of compliance with environmental or other laws, regulations and policies; (xiii) possible income tax and interest payments as a result of audit adjustments proposed by the Internal Revenue Service or state taxing authorities; (xiv) uncertainties and instability in the financial markets and the resulting impact on EE's ability to access the capital and credit markets; (xv) actions by credit rating agencies; (xvi) possible physical or cyber-attacks, intrusions or other catastrophic events; and (xvii) other factors of which we are currently unaware or deem immaterial. EE's filings are available from the SEC or may be obtained through EE's website, http://www.epelectric.com. Any such forward-looking statement is qualified by reference to these risks and factors. EE cautions that these risks and factors are not exclusive. Management cautions against putting undue reliance on forward-looking statements or projecting any future results based on such statements or present or prior earnings levels. Forward-looking statements speak only as of the date of this news release, and EE does not undertake to update any forward-looking statement contained herein.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

Media Contacts	Investor Relations
Eddie Gutierrez	Lisa Budtke
915.543.5763	915.543.5947
eduardo.gutierrez@epelectric.com	lisa.budtke@epelectric.com

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

El Paso Electric Company
Statements of Operations
Quarter Ended September 30, 2018 and 2017
(In thousands except for per share data)
(Unaudited)

	2018	2017 (a)	Variance

Operating revenues	$300,271	$297,470	$2,801
Operating expenses:
Fuel and purchased power	71,086	75,319	(4,233)
Operations and maintenance	83,355	74,685	8,670
Depreciation and amortization	24,169	22,565	1,604
Taxes other than income taxes	21,728	21,213	515
	200,338	193,782	6,556
Operating income	99,933	103,688	(3,755)
Other income (deductions):
Allowance for equity funds used during construction	824	668	156
Investment and interest income, net	16,815	8,989	7,826
Miscellaneous non-operating income	3,037	3,075	(38)
Miscellaneous non-operating deductions	(3,263)	(3,180)	(83)
	17,413	9,552	7,861
Interest charges (credits):
Interest on long-term debt and revolving credit facility	19,603	18,215	1,388
Other interest	4,127	4,673	(546)
Capitalized interest	(1,488)	(1,193)	(295)
Allowance for borrowed funds used during construction	(881)	(671)	(210)
	21,361	21,024	337
Income before income taxes	95,985	92,216	3,769
Income tax expense	22,714	32,532	(9,818)
Net income	$73,271	$59,684	$13,587

Basic earnings per share	$1.80	$1.47	$0.33

Diluted earnings per share	$1.79	$1.47	$0.32

Dividends declared per share of common stock	$0.360	$0.335	$0.025
Weighted average number of shares outstanding	40,535	40,428	107
Weighted average number of shares and dilutive
potential shares outstanding	40,697	40,551	146

(a) The Company implemented ASU 2017-07, Compensation-Retirement Benefits, in the first quarter of 2018, and as required by the standard, reclassified certain amounts in the Company's Statement of Operations for 2017.

El Paso Electric Company
Statements of Operations
Nine Months Ended September 30, 2018 and 2017
(In thousands except for per share data)
(Unaudited)

	2018	2017 (a)	Variance

Operating revenues	$712,780	$720,648	$(7,868)
Operating expenses:
Fuel and purchased power	176,737	191,492	(14,755)
Operations and maintenance	252,370	236,145	16,225
Depreciation and amortization	71,941	66,994	4,947
Taxes other than income taxes	54,616	54,208	408
	555,664	548,839	6,825
Operating income	157,116	171,809	(14,693)
Other income (deductions):
Allowance for equity funds used during construction	2,462	2,209	253
Investment and interest income, net	33,042	30,308	2,734
Miscellaneous non-operating income	9,245	8,867	378
Miscellaneous non-operating deductions	(8,775)	(8,677)	(98)
	35,974	32,707	3,267
Interest charges (credits):
Interest on long-term debt and revolving credit facility	55,785	54,989	796
Other interest	13,896	13,746	150
Capitalized interest	(4,067)	(3,831)	(236)
Allowance for borrowed funds used during construction	(2,551)	(2,173)	(378)
	63,063	62,731	332
Income before income taxes	130,027	141,785	(11,758)
Income tax expense	30,427	50,024	(19,597)
Net income	$99,600	$91,761	$7,839

Basic earnings per share	$2.45	$2.26	$0.19

Diluted earnings per share	$2.44	$2.26	$0.18

Dividends declared per share of common stock	$1.055	$0.980	$0.075
Weighted average number of shares outstanding	40,515	40,408	107
Weighted average number of shares and dilutive
potential shares outstanding	40,644	40,517	127

(a) The Company implemented ASU 2017-07, Compensation-Retirement Benefits, in the first quarter of 2018, and as required by the standard, reclassified certain amounts in the Company's Statement of Operations for 2017.

El Paso Electric Company
Cash Flow Summary
Nine Months Ended September 30, 2018 and 2017
(In thousands and Unaudited)

	2018	2017
Cash flows from operating activities:
Net Income	$99,600	$91,761
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization of electric plant in service	71,941	66,994
Amortization of nuclear fuel	29,822	32,494
Deferred income taxes, net	24,369	47,457
Net gains on decommissioning trust funds	(9,683)	(9,122)
Other	12,996	11,963
Change in:
Accounts receivable	(33,958)	(39,298)
Accounts payable	4,920	525
Net over-collection of fuel revenues	3,680	13,888
Other current liabilities	9,185	(138)
Other	8,606	2,222
Net cash provided by operating activities	221,478	218,746

Cash flows from investing activities:
Cash additions to utility property, plant and equipment	(171,433)	(148,436)
Cash additions to nuclear fuel	(28,769)	(31,618)
Decommissioning trust funds	(4,282)	(4,287)
Other	2,372	1,861
Net cash used for investing activities	(202,112)	(182,480)

Cash flows from financing activities:
Dividends paid	(42,898)	(39,747)
Borrowings (repayments) under the revolving credit facility, net	(154,171)	86,327
Proceeds from issuance of senior notes	125,000	—
Proceeds from issuance of RGRT senior notes	65,000	—
Payment on maturing RGRT senior notes	—	(50,000)
Payment on maturing pollution control bonds	—	(33,300)
Other	(3,322)	(906)
Net cash provided by financing activities	(10,391)	(37,626)

Net increase in cash and cash equivalents	8,975	(1,360)

Cash and cash equivalents at beginning of period	6,990	8,420

Cash and cash equivalents at end of period	$15,965	$7,060

El Paso Electric Company
Quarter Ended September 30, 2018 and 2017
Sales and Revenues Statistics
(Unaudited)
				Increase (Decrease)
		2018	2017	Amount	Percentage
kWh sales (in thousands):
	Retail:
	Residential	1,059,193	987,247	71,946	7.3%
	Commercial and industrial, small	729,414	703,429	25,985	3.7%
	Commercial and industrial, large	262,052	265,183	(3,131)	(1.2)%
	Sales to public authorities	447,280	439,926	7,354	1.7%
	Total retail sales	2,497,939	2,395,785	102,154	4.3%
	Wholesale:
	Sales for resale - full requirement customer	19,099	20,147	(1,048)	(5.2)%
	Off-system sales	628,669	507,318	121,351	23.9%
	Total wholesale sales	647,768	527,465	120,303	22.8%
	Total kWh sales	3,145,707	2,923,250	222,457	7.6%
Operating revenues (in thousands):
	Non-fuel base revenues:
	Retail:
	Residential	$106,961	$100,221	$6,740	6.7%
	Commercial and industrial, small	65,540	65,309	231	0.4%
	Commercial and industrial, large	11,385	12,360	(975)	(7.9)%
	Sales to public authorities	31,870	32,128	(258)	(0.8)%
	Total retail non-fuel base revenues (a) (b) (c)	215,756	210,018	5,738	2.7%
	Wholesale:
	Sales for resale - full requirement customer	904	957	(53)	(5.5)%
	Total non-fuel base revenues	216,660	210,975	5,685	2.7%
	Fuel revenues:
	Recovered from customers during the period	49,676	70,372	(20,696)	(29.4)%
	Over collection of fuel	(3,245)	(11,223)	7,978	71.1%
	Total fuel revenues (d)	46,431	59,149	(12,718)	(21.5)%
	Off-system sales (e)	27,014	19,016	7,998	42.1%
	Wheeling revenues (f)	5,145	4,896	249	5.1%
	Energy efficiency cost recovery (g)	2,077	—	2,077	—
	Miscellaneous (f)	2,042	2,134	(92)	(4.3)%
	Total revenues from customers	299,369	296,170	3,199	1.1%
	Other (f) (h)	902	1,300	(398)	(30.6)%
	Total operating revenues	$300,271	$297,470	$2,801	0.9%

(a)	2018 includes a $5.6 million base rate increase related to the 2017 PUCT Final Order received in December 2017.
(b)	2018 includes a $10.8 million base rate decrease related to the reduction in federal statutory income tax rate approved in the TCJA.
(c)	2017 excludes $4.8 million of relate back revenues in Texas, from July 18, 2017 through September 30, 2017, which were recorded in the fourth quarter of 2017.
(d)	Includes deregulated Palo Verde Unit 3 revenues for the New Mexico jurisdiction of $2.0 million and $2.4 million in 2018 and 2017, respectively.
(e)	Includes retained margins of $0.7 million and $0.5 million in 2018 and 2017, respectively.
(f)	Represents revenues with no related kWh sales.
(g)
The Company implemented ASU 2014-09, Revenue from Contracts with Customers, in the first quarter of 2018, and as required by the standard, revenues related to reimbursed costs of energy efficiency programs approved by the Company's regulators are reported in operating revenues from customers. Related expenses are reported in operations and maintenance expenses.

(h)	Includes energy efficiency bonus of $0.4 million in 2017.

El Paso Electric Company
Quarter Ended September 30, 2018 and 2017
Other Statistical Data

			Increase (Decrease)
	2018	2017	Amount	Percentage

Average number of retail customers: (a)
Residential	375,410	369,233	6,177	1.7%
Commercial and industrial, small	42,508	41,840	668	1.6%
Commercial and industrial, large	48	48	—	—
Sales to public authorities	5,770	5,563	207	3.7%
Total	423,736	416,684	7,052	1.7%

Number of retail customers (end of period): (a)
Residential	376,040	369,516	6,524	1.8%
Commercial and industrial, small	42,428	41,911	517	1.2%
Commercial and industrial, large	48	48	—	—
Sales to public authorities	5,928	5,511	417	7.6%
Total	424,444	416,986	7,458	1.8%

Weather statistics: (b)			10-Yr Average
Cooling degree days	1,702	1,532	1,591
Heating degree days	—	—	1

Generation and purchased power (kWh, in thousands):			Increase (Decrease)
	2018	2017	Amount	Percentage

Palo Verde	1,357,125	1,365,616	(8,491)	(0.6)%
Gas plants	1,618,553	1,321,255	297,298	22.5%
Total generation	2,975,678	2,686,871	288,807	10.7%
Purchased power:
Photovoltaic	75,129	77,515	(2,386)	(3.1)%
Other	277,877	324,984	(47,107)	(14.5)%
Total purchased power	353,006	402,499	(49,493)	(12.3)%
Total available energy	3,328,684	3,089,370	239,314	7.7%
Line losses and Company use	182,977	166,120	16,857	10.1%
Total kWh sold	3,145,707	2,923,250	222,457	7.6%

Palo Verde O&M expenses (c)	$20,277	$20,441	$(164)

Palo Verde capacity factor	97.3%	99.4%	(2.1)%

(a)	The number of retail customers presented is based on the number of service locations.

(b)	A degree day is recorded for each degree that the average outdoor temperature varies from a standard of 65 degrees Fahrenheit.

(c)	Represents the Company's 15.8% interest in Palo Verde.

El Paso Electric Company
Nine Months Ended September 30, 2018 and 2017
Sales and Revenues Statistics
(Unaudited)
				Increase (Decrease)
		2018	2017	Amount	Percentage
kWh sales (in thousands):
	Retail:
	Residential	2,402,400	2,257,031	145,369	6.4%
	Commercial and industrial, small	1,886,552	1,851,396	35,156	1.9%
	Commercial and industrial, large	792,845	794,572	(1,727)	(0.2)%
	Sales to public authorities	1,209,961	1,198,863	11,098	0.9%
	Total retail sales	6,291,758	6,101,862	189,896	3.1%
	Wholesale:
	Sales for resale - full requirement customer	49,395	52,786	(3,391)	(6.4)%
	Off-system sales	1,918,672	1,478,941	439,731	29.7%
	Total wholesale sales	1,968,067	1,531,727	436,340	28.5%
	Total kWh sales	8,259,825	7,633,589	626,236	8.2%
Operating revenues (in thousands):
	Non-fuel base revenues:
	Retail:
	Residential	$240,430	$226,558	$13,872	6.1%
	Commercial and industrial, small	155,104	156,184	(1,080)	(0.7)%
	Commercial and industrial, large	27,391	30,703	(3,312)	(10.8)%
	Sales to public authorities	76,042	77,222	(1,180)	(1.5)%
	Total retail non-fuel base revenues (a) (b) (c)	498,967	490,667	8,300	1.7%
	Wholesale:
	Sales for resale - full requirement customer	2,247	2,279	(32)	(1.4)%
	Total non-fuel base revenues	501,214	492,946	8,268	1.7%
	Fuel revenues:
	Recovered from customers during the period	127,348	175,140	(47,792)	(27.3)%
	Over collection of fuel (d)	(3,611)	(13,931)	10,320	74.1%
	Total fuel revenues (e)(f)	123,737	161,209	(37,472)	(23.2)%
	Off-system sales (g)	59,791	43,541	16,250	37.3%
	Wheeling revenues (h)	13,578	13,711	(133)	(1.0)%
	Energy efficiency cost recovery (i)	5,877	—	5,877	—
	Miscellaneous (h)	6,313	6,322	(9)	(0.1)%
	Total revenues from customers	710,510	717,729	(7,219)	(1.0)%
	Other (h) (j)	2,270	2,919	(649)	(22.2)%
	Total operating revenues	$712,780	$720,648	$(7,868)	(1.1)%

(a)	2018 includes a $12.5 million base rate increase related to the 2017 PUCT Final Order received in December 2017.
(b)	2018 includes a $22.6 million base rate decrease related to the reduction in federal statutory income tax rate approved in the TCJA.
(c)	2017 excludes $4.8 million of relate back revenues in Texas, from July 18, 2017 through September 30, 2017, which were recorded in the fourth quarter of 2017.
(d)
Includes the portion of the U.S. Department of Energy refunds related to spent fuel storage of $1.1 million and $1.4 million in 2018 and 2017, respectively, that were credited to customers through the applicable fuel adjustment clauses.

(e)	2017 includes $5.0 million related to the Palo Verde performance rewards, net.
(f)	Includes deregulated Palo Verde Unit 3 revenues for the New Mexico jurisdiction of $6.0 million and $7.4 million in 2018 and 2017, respectively.
(g)	Includes retained margins of $1.7 million and $1.4 million in 2018 and 2017, respectively.
(h)	Represents revenue with no related kWh sales.
(i)
The Company implemented ASU 2014-09, Revenue from Contracts with Customers, in the first quarter of 2018, and as required by the standard, revenues related to reimbursed costs of energy efficiency programs approved by the Company's regulators are reported in operating revenues from customers. Related expenses are reported in operations and maintenance expenses.

(j)	Includes energy efficiency bonus of $0.7 million in 2017.

El Paso Electric Company
Nine Months Ended September 30, 2018 and 2017
Other Statistical Data

			Increase (Decrease)
	2018	2017	Amount	Percentage

Average number of retail customers: (a)
Residential	373,377	367,409	5,968	1.6%
Commercial and industrial, small	42,389	41,925	464	1.1%
Commercial and industrial, large	48	48	—	—
Sales to public authorities	5,648	5,540	108	1.9%
Total	421,462	414,922	6,540	1.6%

Number of retail customers (end of period): (a)
Residential	376,040	369,516	6,524	1.8%
Commercial and industrial, small	42,428	41,911	517	1.2%
Commercial and industrial, large	48	48	—	—
Sales to public authorities	5,928	5,511	417	7.6%
Total	424,444	416,986	7,458	1.8%

Weather statistics: (b)			10-Year Average
Cooling degree days	3,058	2,712	2,717
Heating degree days	976	855	1,174

Generation and purchased power (kWh, in thousands):			Increase (Decrease)
	2018	2017	Amount	Percentage

Palo Verde	3,843,503	3,880,673	(37,170)	(1.0)%
Gas plants	3,860,053	2,947,991	912,062	30.9%
Total generation	7,703,556	6,828,664	874,892	12.8%
Purchased power:
Photovoltaic	225,940	234,171	(8,231)	(3.5)%
Other	743,685	996,263	(252,578)	(25.4)%
Total purchased power	969,625	1,230,434	(260,809)	(21.2)%
Total available energy	8,673,181	8,059,098	614,083	7.6%
Line losses and Company use	413,356	425,509	(12,153)	(2.9)%
Total kWh sold	8,259,825	7,633,589	626,236	8.2%

Palo Verde O&M expenses (c)	$67,429	$67,980	$(551)

Palo Verde capacity factor	94.3%	95.2%	(0.9)%

(a)	The number of retail customers presented is based on the number of service locations.

(b)	A degree day is recorded for each degree that the average outdoor temperature varies from a standard of 65 degrees Fahrenheit.

(c)	Represents the Company's 15.8% interest in Palo Verde.

El Paso Electric Company
Financial Statistics
At September 30, 2018 and 2017
(In thousands, except number of shares, book value per common share, and ratios)
(Unaudited)

Balance Sheet	2018	2017

Cash and cash equivalents	$15,965	$7,060

Common stock equity	$1,197,200	$1,135,980
Long-term debt	1,385,254	1,195,868
Total capitalization	$2,582,454	$2,331,848

Current maturities of long-term debt	$—	$—

Short-term borrowings under the revolving credit facility	$19,362	$167,901

Number of shares - end of period	40,691,951	40,591,794

Book value per common share	$29.42	$27.99

Common equity ratio (a)	46.0%	45.4%
Debt ratio	54.0%	54.6%

(a)	The capitalization component includes common stock equity, long-term debt and the current maturities of long-term debt, and short-term borrowings under the RCF.